MacroGenics Announces Closing of Initial Public Offering and Full-Exercise of Over-Allotment Option

ROCKVILLE, Md., October 16, 2013 – MacroGenics, Inc. (NASDAQ: MGNX) today announced the closing of its initial public offering of 5,750,000 shares of its common stock, including 750,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares to cover over-allotments, at a public offering price of $16.00 per share, before underwriting discounts.

BofA Merrill Lynch and Leerink Swann acted as joint book-running managers for the offering. Stifel Nicolaus acted as Lead Manager and Lazard Capital Markets and Wedbush Securities Inc. acted as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 9, 2013. Copies of the final prospectus relating to the offering may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com, or from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 4814, or by email at Syndicate@leerink.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer and autoimmune diseases. The company generates its pipeline of product candidates from its proprietary suite of next-generation antibody technology platforms, which it believes improve the performance of monoclonal antibodies and antibody-derived molecules. The company creates both differentiated molecules that are directed to novel cancer targets, as well as “bio-betters,” which are drugs designed to improve upon marketed medicines. The combination of MacroGenics’ technology platforms and antibody engineering expertise has allowed the company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. www.macrogenics.com

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Contacts:

Scott Koenig, M.D., Ph.D., President and CEO

or Jim Karrels, Vice President, CFO

both of MacroGenics, Inc., +1-301-251-5172, info@macrogenics.com

Karen Sharma, Director

MacDougall Biomedical Communications

1-781-235-3060, ksharma@macbiocom.com